Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into effective as of April 15, 2014, (the “Effective Date”), by and between Navidea Biopharmaceuticals, Inc., a Delaware corporation with a place of business at 5600 Blazer Parkway, Suite 200, Dublin, Ohio 43017-7550 (the “Company” or “Navidea”) and Mark J. Pykett of Boxford, MA (the “Employee”).

WHEREAS, the Company and the Employee entered into an employment agreement effective as of November 15, 2010; and

WHEREAS, effective as of April 15, 2011, the Company and the Employee terminated the 2010 employment agreement and entered into a new employment agreement, which was later amended as of December 23, 2013; and

WHEREAS, the Company and the Employee wish to establish new terms, covenants, and conditions for the Employee’s continued employment with the Company through this agreement (“Employment Agreement”), thereby replacing the former employment agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1.	Duties. From and after the Effective Date, and based upon the terms and conditions set forth herein, the Company agrees to employ the Employee and the Employee agrees to be employed by the Company, Chief Executive Officer of the Company and in such equivalent or additional executive level position or positions as shall be assigned to him by the Company’s Board of Directors. While serving in such executive level position or positions, the Employee shall report to, be responsible to, and shall take direction from the the Board of Directors of the Company. During the Term of this Employment Agreement (as defined in Section 2 below), the Employee agrees to devote substantially all of his working time to the position he holds with the Company and to faithfully, industriously, and to the best of his ability, experience and talent, perform the duties that are assigned to him. The Employee shall also observe and abide by the reasonable corporate policies and decisions of the Company in all business matters.

The Employee represents and warrants to the Company that Exhibit A attached hereto sets forth a true and complete list of (a) all offices, directorships and other positions held by the Employee in corporations and firms other than the Company and its subsidiaries, and (b) any investment or ownership interest in any corporation or firm other than the Company beneficially owned by the Employee (excluding investments in life insurance policies, bank deposits, publicly traded securities that are less than five percent (5%) of their class and real estate). The Employee will promptly notify the Board of Directors of the Company of any additional positions undertaken or investments made by the Employee during the Term of this Employment Agreement if they are of a type which, if they had existed on the date hereof, should have been listed on Exhibit A hereto. As long as the Employee’s other positions or investments in other firms do not create a conflict of interest, violate the Employee’s obligations under Section 7 below or cause the Employee to neglect his duties hereunder, such activities and positions shall not be deemed to be a breach of this Employment Agreement.

2.	Term of this Employment Agreement. Subject to Sections 4 and 5 hereof, the Term of this Employment Agreement shall be for a period commencing on April 15, 2014 and terminating December 31, 2015, unless terminated earlier pursuant to the termination provisions set forth in Section 4 of this Agreement.

3.	Compensation. During the Term of this Employment Agreement, the Company shall pay, and the Employee agrees to accept as full consideration for the services to be rendered by the Employee hereunder, compensation consisting of the following:

A.	Salary. Beginning on the first day of the Term of this Employment Agreement, the Company shall pay the Employee a salary of Three Hundred Ninety-Nine Thousand Dollars ($399,000) per year, payable in semi-monthly or monthly installments as requested by the Employee. The Committee (as hereinafter defined) shall review the Employee's annual salary on an annual basis and may increase, but not decrease, the salary at its discretion.

B.	Bonus. The Compensation, Nominating and Governance Committee of the Board of Directors (the “Committee”) will, on an annual basis, review the performance of the Company and of the Employee and will pay such bonus, as it deems appropriate, in its discretion, to the Employee based upon such review. Such review and bonus shall be consistent with any bonus plan adopted by the Committee, which covers the executive officers and employees of the Company generally. Any bonus earned in any calendar year will be payable in the first calendar quarter of the following calendar year .

C.	Benefits. During the Term of this Employment Agreement, the Employee will receive such employee benefits as are generally available to all employees of the Company.

D.	Stock Options. The Committee may, from time to time, grant stock options, restricted stock purchase opportunities and such other forms of equity-based incentive compensation as it deems appropriate, in its discretion, to the Employee under the Company’s Fourth Amended and Restated 2002 Stock Incentive Plan and 2014 Stock Incentive Plan (the “Stock Plans”). The terms of the relevant award agreements shall govern the rights of the Employee and the Company thereunder in the event of any conflict between such agreement and this Employment Agreement. This Employment Agreement does not modify, alter or amend the terms of any award agreements for equity incentives granted to Employee prior to the Effective Date, which will continue in full force and effect according to their respective terms.

E.	Vacation. The Employee shall be entitled to twenty-five (25) days of vacation during each calendar year during the Term of this Employment Agreement.

F.	Expenses. The Company shall reimburse the Employee for all reasonable out-of-pocket expenses incurred by him in the performance of his duties hereunder, including expenses for travel, entertainment and similar items, promptly after the presentation by the Employee, from time-to-time, of an itemized account of such expenses.

G.	Clawback Policy. The Company’s obligation to pay any bonus or stock-based incentive compensation under paragraphs B. or D. of this Section 3, and the Employee’s right to receive or retain such compensation, shall be subject to any policy adopted by the Board of Directors or the Committee (or any successor committee of the Board of Directors with authority over executive compensation) pursuant to the “clawback” provisions of Section 304 of the Sarbanes-Oxley Act of 2002, Section 10D of the Securities Exchange Act of 1934, or regulations promulgated thereunder, or pursuant to any rule of any national securities exchange on which the equity securities of the Company are listed implementing Section 10D of the Securities Exchange Act of 1934, or regulations promulgated thereunder.

4.	Termination.

A.	For Cause. The Company may terminate the employment of the Employee prior to the end of the Term of this Employment Agreement “for cause.” Termination “for cause” shall be defined as a termination by the Company of the employment of the Employee occasioned by:

i.	the failure by the Employee to cure a willful breach of a material duty imposed on the Employee under this Employment Agreement or any other written agreement between Employee and the Company within 15 days after written notice thereof by the Company;

ii.	the continuation by the Employee after written notice by the Company of a willful and continued neglect of a duty imposed on the Employee under this Employment Agreement;
iii.	acts by Employee of fraud, embezzlement, theft or other material dishonesty directed against Navidea;
iv.	the Employee is formally charged with a felony (other than a traffic offense), or a crime involving moral turpitude, that in the reasonable good faith judgment of the Board of Directors, results in material damage to the Company or its reputation, or would materially interfere with the performance of Employee’s obligations under this Employment Agreement; or
v.	any condition which either results from the Employee’s substantial dependence, as reasonably determined in good faith by the Board of Directors, on alcohol, or on any narcotic drug or other controlled or illegal substance.

In the event of termination by the Company “for cause,” all salary, benefits and other payments shall cease at the time of termination, and the Company shall have no further obligations to the Employee.

B.	Resignation. If the Employee resigns for any reason, all salary, benefits and other payments (except as otherwise provided in paragraph G of this Section 4) shall cease at the time such resignation becomes effective. At the time of any such resignation, the Company shall pay the Employee the value of any accrued but unused vacation time, and the amount of all accrued but previously unpaid base salary through the date of such termination. The Company shall promptly reimburse the Employee for the amount of any expenses incurred prior to such termination by the Employee as required under paragraph F of Section 3 above.

C.	Disability, Death. The Company may terminate the employment of the Employee prior to the end of the Term of this Employment Agreement if the Employee has been unable to perform his duties hereunder or a similar job for a continuous period of six (6) months due to a physical or mental condition that, in the opinion of a licensed physician, will be of indefinite duration or is without a reasonable probability of recovery for a period of at least six (6) months. The Employee agrees to submit to an examination by a licensed physician of his choice in order to obtain such opinion, at the request of the Company, made after the Employee has been absent from his place of employment for at least six (6) months. The Company shall pay for any requested examination. However, this provision does not abrogate either the Company’s or the Employee’s rights and obligations pursuant to the Family and Medical Leave Act of 1993, and a termination of employment under this paragraph C shall not be deemed to be a termination “for cause.”

If during the Term of this Agreement, the Employee dies or the Employee’s employment is terminated because of the Employee’s disability, all salary, benefits and other payments shall cease at the time of death or termination due to disability, provided, however, that the Company shall pay such other amounts or provide such other benefits required to be paid or provided to the Employee or the Employee's estate under any plan, program, policy, practice, contract, or arrangement in which the Employee or the Employee's estate is eligible to receive such payments or benefits from the Company, for the longer of twelve (12) months after such death or termination or the full unexpired Term of this Agreement on the same terms and conditions (including cost) as were applicable before such death or termination. In addition, for the first six (6) months of any disability, as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance thereunder, that results in the Employee being unable to perform any gainful activity, the Company shall pay to the Employee the difference, if any, between any cash benefits received by the Employee from a Company-sponsored disability insurance policy and the Employee’s salary hereunder in accordance with paragraph A of Section 3 above. At the time of any such termination, the Company shall pay the Employee or Employee’s estate, the value of any accrued but unused vacation time, and the amount of all accrued but previously unpaid base salary through the date of such termination. The Company shall promptly reimburse the Employee or Employee’s estate for the amount of any expenses incurred prior to such termination by the Employee as required under paragraph F of Section 3 above.

Notwithstanding the foregoing, if the Company reasonably determines that any of the benefits described in this paragraph C may not be exempt from federal income tax, then for a period of six (6) months after the date of the Employee’s termination, the Employee shall pay to the Company an amount equal to the stated taxable cost of such coverages. After the expiration of the six-month period, the Employee or Employee’s estate shall receive from the Company a reimbursement of the amounts paid by the Employee.

D.	Termination Without Cause. A termination “without cause” is a termination of the employment of the Employee by the Company that is not “for cause” and not occasioned by the resignation, death or disability of the Employee. If the Company terminates the employment of the Employee without cause (whether before the end of the Term of this Employment Agreement or, if the Employee is employed by the Company under paragraph E of this Section 4, after the Term of this Employment Agreement has ended), the Company shall, at the time of such termination, pay to the Employee the severance payment provided in paragraph F of this Section 4 together with the value of any accrued but unused vacation time and the amount of all accrued but previously unpaid base salary through the date of such termination and shall provide him with all benefits to which he is entitled under paragraph C of Section 3 above for the longer of eighteen (18) months or the full unexpired Term of this Employment Agreement. The Company shall promptly reimburse the Employee for the amount of any expenses incurred prior to such termination by the Employee as required under paragraph F of Section 3.

If the Company terminates the employment of the Employee because it has ceased to do business or substantially completed the liquidation of its assets or because it has relocated to another city and the Employee has decided not to relocate also, such termination of employment shall be deemed to be without cause.

E.	End of the Term of this Employment Agreement. Except as otherwise provided in paragraphs F and G of this Section 4 below, the Company may terminate the employment of the Employee at the end of the Term of this Employment Agreement without any liability on the part of the Company to the Employee, provided that if the Employee continues to be an employee of the Company after the Term of this Employment Agreement ends, his employment shall be governed by the terms and conditions of this Agreement, but he shall be an employee at will and his employment may be terminated at any time by either the Company or the Employee without notice and for any reason not prohibited by law or no reason at all. If the Company terminates the employment of the Employee at the end of the Term of this Employment Agreement, the Company shall, at the time of such termination, pay to the Employee the severance payment provided in paragraph F of this Section 4 together with the value of any accrued but unused vacation time and the amount of all accrued but previously unpaid base salary through the date of such termination. The Company shall promptly reimburse the Employee for the amount of any reasonable expenses incurred prior to such termination by the Employee as required under paragraph F of Section 3 above.

F.	Severance. If the employment of the Employee is terminated by the Company at the end of the Term of this Employment Agreement, or if the employment of the Employee is terminated by the Company without cause (whether before the end of the Term of this Employment Agreement or, if the Employee is employed by the Company under paragraph E of this Section 4 above, after the Term of this Employment Agreement has ended), then the Employee shall be paid, as a severance payment at the time of such termination the amount of Seven Hundred Fifty Thousand Dollars ($750,000), together with the value of any accrued but unused vacation time.

G.	Change of Control Severance. In addition to the rights of the Employee under the Company’s employee benefit plans (paragraph C of Section 3 above) but in lieu of any severance payment under paragraph F of this Section 4 above, if there is a Change in Control of the Company (as defined below) during the Term and within six (6) months thereafter, the employment of the Employee is concurrently or subsequently terminated (i) by the Company without cause, (ii) by the expiration of the Term of this Employment Agreement, or (iii) by the resignation of the Employee because he has reasonably determined in good faith that his titles, authorities, responsibilities, salary, bonus opportunities or benefits have been materially diminished, that a material adverse change in his working conditions has occurred, that his services are no longer required in light of the Company’s business plan, or the Company has breached this Employment Agreement, the Company shall pay the Employee, as a severance payment, at the time of such termination, the amount of One Million Two Hundred Thousand Dollars ($1,200,000) together with the value of any accrued but unused vacation time, and the amount of all accrued but previously unpaid base salary through the date of termination and shall provide him with all of the Employee benefits under paragraph C of Section 3 above for the longer of twelve (12) months or the full unexpired Term of this Employment Agreement. The Company shall promptly reimburse the Employee for the amount of any expenses incurred prior to such termination by the Employee as required under paragraph F of Section 3 above. Notwithstanding the foregoing, before the Employee may resign pursuant to clause (iii) of this paragraph, the Employee shall deliver to the Company a written notice of the Employee’s intent to terminate his employment thereunder, and the Company shall have been given a reasonable opportunity to cure any such act, omission or condition within thirty (30) days after the Company’s receipt of such notice.

For the purpose of this Employment Agreement, a Change in Control of the Company has occurred when: (a) any person (defined for the purposes of this paragraph G to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than Navidea, an employee benefit plan created by its Board of Directors for the benefit of its employees, or a participant in a transaction approved by its Board of Directors for the principal purpose of raising additional capital, either directly or indirectly, or an Affiliate of such participant, acquires beneficial ownership (determined under Rule 13d-3 of the Regulations promulgated by the Securities and Exchange Commission under Section 13(d) of the Exchange Act) of securities issued by Navidea having thirty percent (30%) or more of the voting power of all the voting securities issued by Navidea in the election of Directors at the next meeting of the holders of voting securities to be held for such purpose; (b) a majority of the Directors elected at any meeting of the holders of voting securities of Navidea are persons who were not nominated for such election by the Board of Directors or a duly constituted committee of the Board of Directors having authority in such matters; (c) the stockholders of Navidea approve a merger or consolidation of Navidea with another person other than a merger or consolidation in which the holders of Navidea’s voting securities issued and outstanding immediately before such merger or consolidation continue to hold voting securities in the surviving or resulting corporation (in the same relative proportions to each other as existed before such event) comprising eighty percent (80%) or more of the voting power for all purposes of the surviving or resulting corporation; or (d) the stockholders of Navidea approve a transfer of substantially all of the assets of Navidea to another person other than: (i) a transfer to a transferee, eighty percent (80%) or more of the voting power of which is owned or controlled by Navidea or by the holders of Navidea’s voting securities issued and outstanding immediately before such transfer in the same relative proportions to each other as existed before such event, or (ii) a transfer following which Navidea continues the operation of one or more lines of business that were operated by Navidea prior to the transfer, and a class of common stock of Navidea remains registered under Section 12 of the Securities Exchange Act of 1934. The parties hereto agree that for the purpose of determining the time when a Change of Control has occurred that if any transaction results from a definite proposal that was made before the end of the Term of this Employment Agreement but which continued until after the end of the Term of this Employment Agreement and such transaction is consummated after the end of the Term of this Employment Agreement, such transaction shall be deemed to have occurred when the definite proposal was made for the purposes of the first sentence of this paragraph G of Section 4. Notwithstanding the foregoing, before the Employee may resign pursuant to clause (iii) of the first paragraph of this Section 4(G), the Employee shall deliver to the Company a written notice of the Employee’s intent to terminate his employment thereunder, and the Company shall have been given a reasonable opportunity to cure any such act, omission or condition within thirty (30) days after the Company’s receipt of such notice.

H.	Benefit and Stock Plans. In the event that a benefit plan or Stock Plan which covers the Employee has specific provisions concerning termination of employment, or the death or disability of an employee (e.g., life insurance or disability insurance), then such benefit plan or Stock Plan shall control the disposition of the benefits or stock options.

5.	Proprietary Information Agreement. Employee has executed a Proprietary Information Agreement as a condition of employment with the Company. The Proprietary Information Agreement shall not be limited by this Employment Agreement in any manner, and the Employee shall act in accordance with the provisions of the Proprietary Information Agreement at all times during the Term of this Employment Agreement.

6.	Non-Competition. Employee agrees that for so long as he is employed by the Company under this Employment Agreement and for one (1) year thereafter, the Employee will not:

A.	enter into the employ of or render any services to any person, firm, or corporation, which is engaged, in any part, in a Competitive Business (as defined below);

B.	engage in any directly Competitive Business for his own account;

C.	become associated with or interested in through retention or by employment any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, or in any other relationship or capacity; or

D.	solicit, interfere with, or endeavor to entice away from the Company, any of its customers, strategic partners, or sources of supply.

Nothing in this Employment Agreement shall preclude Employee from taking employment in the banking or related financial services industries nor from investing his personal assets in the securities or any Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than one percent (1%) of the publicly-traded equity securities of such Competitive Business. “Competitive Business” for purposes of this Employment Agreement shall mean any business or enterprise which:

a.	is engaged in the development and/or commercialization of products and/or systems for use in intraoperative detection of cancer, or the development and/or commercialization of radiopharmaceuticals for the diagnosis or treatment of disease, or

b.	reasonably understood to be competitive in the relevant market with products and/or systems described in clause a above, or

c.	the Company engages in during the Term of this Employment Agreement pursuant to a determination of the Board of Directors and from which the Company derives a material amount of revenue or in which the Company has made a material capital investment.

The covenant set forth in this Section 6 shall terminate immediately upon the substantial completion of the liquidation of assets of the Company or the termination of the employment of the Employee by the Company without cause or at the end of the Term of this Employment Agreement.

7.	Arbitration. Any dispute or controversy arising under or in connection with this Employment Agreement shall be settled exclusively by arbitration in Columbus, Ohio, in accordance with the non-union employment arbitration rules of the American Arbitration Association (“AAA”) then in effect. If specific non-union employment dispute rules are not in effect, then AAA commercial arbitration rules shall govern the dispute. If the amount claimed exceeds $100,000, the arbitration shall be before a panel of three arbitrators. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall indemnify the Employee against and hold him harmless from any attorney’s fees, court costs and other expenses incurred by the Employee in connection with the preparation, commencement, prosecution, defense, or enforcement of any arbitration, award, confirmation or judgment in order to assert or defend any right or obtain any payment under paragraph C of Section 4 above or under this sentence; without regard to the success of the Employee or his attorney in any such arbitration or proceeding.

8.	Attorneys’ Fees and Expenses. Except as otherwise provided in Section 7, in the event that any action, suit, or other legal or equitable proceeding is brought by either party to enforce the provisions of this Employment Agreement, or to obtain money damages for the breach thereof, then the party which substantially prevails in such action (whether by judgment or settlement) shall be entitled to recover from the other party all reasonable expenses of such litigation (including any appeals), including, but not limited to, reasonable attorneys' fees and disbursements.

9.	Waiver of Jury Trial. EMPLOYEE AND THE COMPANY HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN THE EVENT OF ANY DISPUTE WHICH ARISES UNDER THIS AGREEMENT.

10.	Governing Law. The Employment Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to its conflicts of laws principles.

11.	Jurisdiction; Service of Process. Any action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts located in Franklin County, Ohio, and each of the parties irrevocably submits to the jurisdiction of each such court in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Employment Agreement in any other court. The parties agree that either or both of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in the first sentence of this section may be served on any party anywhere in the world

12.	Validity. The invalidity or unenforceability of any provision or provisions of this Employment Agreement shall not affect the validity or enforceability of any other provision of the Employment Agreement, which shall remain in full force and effect.

13.	Compliance with Section 409A of the Internal Revenue Code. It is intended that this Employment Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance thereunder (“Section 409A”). If, when the Employee's employment with the Company terminates, the Employee is a "specified employee" as defined in Section 409A(a)(1)(B)(i), and if any payments under this Employment Agreement, including payments under Section 4, will result in additional tax or interest to the Employee under Section 409A(a)(1)(B) ("Section 409A Penalties"), then despite any provision of this Employment Agreement to the contrary, the Employee will not be entitled to payments until the earliest of (a) the date that is at least six months after termination of the Employee's employment for reasons other than the Employee's death, (b) the date of the Employee's death, or (c) any earlier date that does not result in Section 409A Penalties to the Employee. As soon as practicable after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Employee in a lump sum. Additionally, if any provision of this Employment Agreement would subject the Employee to Section 409A Penalties, the Company will apply such provision in a manner consistent with Section 409A during any period in which an arrangement is permitted to comply operationally with Section 409A and before a formal amendment to this Employment Agreement is required. For purposes of this Agreement, any reference to the Employee's termination of employment will mean that the Employee has incurred a "separation from service" under Section 409A. No payments to be made under this Employment Agreement may be accelerated or deferred except as specifically permitted under Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. Each payment of compensation under this Employment Agreement shall be treated as a separate payment of compensation for purposes of Section 409A. To the extent that any reimbursements provided under this Employment Agreement constitute deferred compensation subject to Section 409A, such amounts shall be paid or reimbursed to Employee promptly, but in no event later than December 31 of the year following the year in which the expense is incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Employee’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

14.	Entire Agreement.

A.	The 2011 employment agreement (as amended) referenced in the recitals to this Employment Agreement are terminated as of the effective date of this Employment Agreement, except that awards under the Stock Plans granted to the Employee thereunder remain in full force and effect in accordance with their respective terms.

B.	This Employment Agreement, together with the Proprietary Information Agreement referenced above, constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes all negotiations, prior discussions, and preliminary agreements to this Employment Agreement. This Employment Agreement may not be amended except in writing executed by the parties hereto.

15.	Effect on Successors of Interest. This Employment Agreement shall inure to the benefit of and be binding upon heirs, administrators, executors, successors and assigns of each of the parties hereto. Notwithstanding the above, the Employee recognizes and agrees that his obligation under this Employment Agreement may not be assigned without the consent of the Company. The Company, however, may assign its rights and obligations under this Employment Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement as of the date first written above.

NAVIDEA BIOPHARMACEUTICALS, INC.		EMPLOYEE

By:	/s/ Gordon A. Troup	/s/ Mark J. Pykett
	Gordon A. Troup	Mark J. Pykett
Chairman of the Board of Directors

Exhibit A

Health Builder (Rwanda) – a not-for-profit organization